Execution Version

GUARANTEE AGREEMENT
made by
HERTZ GLOBAL HOLDINGS, INC.
in favor of
BARCLAYS BANK PLC,
as Administrative Agent
Dated as of July 26, 2024

SECTION 4 NON-LENDER GUARANTEED PARTIES		9
4.1	Certain Agreements with Respect to Administrative Agent and Lenders	9

SECTION 5 MISCELLANEOUS		9
5.1	Amendments in Writing	9
5.2	Notices	9
5.3	No Waiver by Course of Conduct; Cumulative Remedies	9
5.4	Enforcement Expenses; Indemnification	10
5.5	Successors and Assigns	10
5.6	Set-Off	10
5.7	Counterparts	10
5.8	Severability	11
5.9	Section Headings	11
5.1	Integration	11
5.11	GOVERNING LAW	11
5.12	Submission to Jurisdiction; Waivers	11
5.13	Acknowledgments	12
5.14	WAIVER OF JURY TRIAL	12
5.15	Releases	12
5.16	Judgment	12

SCHEDULES
1    Notice Addresses of Guarantors

(i)

GUARANTEE AGREEMENT
GUARANTEE AGREEMENT, dated as of July 26, 2024, made by HERTZ GLOBAL HOLDINGS, INC., a Delaware corporation (the “Parent Guarantor”) in favor of BARCLAYS BANK PLC (“Barclays”), as administrative agent for the Lenders (as defined in the Credit Agreement (as hereinafter defined)) (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”).
WITNESSETH:
WHEREAS, the Parent Guarantor has entered into (i) that certain Indenture, dated as of June 28, 2024, in respect of the 12.625% First Lien Senior Secured Notes due 2029 (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or successor agreements, the “First Lien Indenture”), among The Hertz Corporation (the “Company”), the Subsidiary Guarantors (as defined therein) from time to time party thereto, Computershare Trust Company, N.A. (“Computershare”), as trustee and notes collateral agent and the other parties from time to time party thereto, (ii) that certain Indenture, dated as of June 28, 2024, in respect of the 8.000% Exchangeable Senior Second-Lien Secured PIK Notes due 2029 (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or successor agreements, the “Exchangeable Notes Indenture”), among the Company, the Subsidiary Guarantors (as defined therein) from time to time party thereto, Computershare, as trustee and notes collateral agent and the other parties from time to time party thereto, (iii) an acknowledgement in respect of that certain First Lien Intercreditor Agreement, dated as of June 28, 2024 (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “First Lien Intercreditor Agreement”), among Barclays, as Original Senior Lien Agent, Computershare, as Senior Lien Notes Agent and each Additional Agent (as defined therein) from time to time party thereto and (iv) an acknowledgment in respect of that certain First Lien / Second Lien Intercreditor Agreement, dated as of June 28, 2024 (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement” and, together with the First Lien Intercreditor Agreement, the “Intercreditor Agreements” and each, an “Intercreditor Agreement”), among Barclays, as Original Senior Lien Agent, Computershare, as Senior Lien Notes Agent and as Junior Lien Notes Agent and each Additional Agent (as defined therein) from time to time party thereto;
WHEREAS, the Parent Guarantor has guaranteed, on an unsecured basis, (i) the Senior Priority Obligations (as defined in the First Lien Intercreditor Agreement) incurred in connection with the First Lien Indenture (the “First Lien Notes Guarantee”) and (ii) the Junior Priority Obligations (as defined in the Junior Lien Intercreditor Agreement) incurred in connection with the Exchangeable Notes Indenture (the “Exchangeable Notes Guarantee”);
WHEREAS, (i) pursuant to Section 2.5 of the Junior Lien Intercreditor Agreement, any guarantee of Junior Priority Obligations (as defined in the Junior Lien Intercreditor Agreement) shall also be provided to all Senior Priority Obligations (as defined in the Junior Lien Intercreditor Agreement), including the Borrower Obligations (as defined below) and (ii) pursuant to Section 2.5 of the First Lien Intercreditor Agreement, any guarantee of any class of Senior Priority Obligations (as defined in the First Lien Intercreditor Agreement) shall also be provided to all other classes of Senior Priority Obligations (as defined in the First Lien Intercreditor Agreement), including the Borrower Obligations;

WHEREAS, the Parent Guarantor, the Parent Borrower and the Subsidiary Borrowers are engaged in related businesses, and the Parent Guarantor will derive substantial direct and indirect benefit from the Lenders continuing to make the financial accommodations to the Borrowers under the Credit Agreement.
NOW, THEREFORE, in consideration of the premises and to induce the Lenders to continue to provide the financial accommodations to the Borrowers under the Credit Agreement and in consideration of the receipt of other valuable consideration (which receipt is hereby acknowledged), the Parent Guarantor hereby agrees with the Administrative Agent, for the benefit of the Lenders, as follows:
SECTION 1    DEFINED TERMS
1.1    Definitions. (a) Unless otherwise defined herein, terms defined or defined by reference in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
(b)    The following terms shall have the following meanings:
“Adjusted Net Worth”: as to the Parent Guarantor at any time, the greater of (x) $0 and (y) the amount by which the fair saleable value of the Parent Guarantor’s assets on the date of the respective payment hereunder exceeds its debts and other liabilities (including contingent liabilities, but without giving effect to any of its obligations under this Agreement or any other Loan Document, or pursuant to its guarantee with respect to any Indebtedness then outstanding pursuant to the Senior Notes or any Additional Credit Facility) on such date.
“Administrative Agent”: Barclays Bank PLC, in its capacity as administrative agent, together with its successors and assigns in such capacity, for the Lenders, pursuant to the Credit Agreement.
“Agreement”: this Guarantee Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.
“Bank Products Affiliate”: any Person who has entered into a Bank Products Agreement with a Loan Party with the obligations of such Loan Party thereunder being secured by one or more Loan Documents and (a) was a Lender or an Affiliate of a Lender at the time of entry into such Bank Products Agreement, or on or prior to the date hereof or (b) has been designated by the Parent Borrower in accordance with each applicable Security Document.
“Bank Products Provider”: any Person (other than a Bank Products Affiliate) that has entered into a Bank Products Agreement with a Loan Party with the obligations of such Loan Party thereunder being secured by one or more Loan Documents as designated by the Parent Borrower in accordance with each applicable Security Document.

“Borrower Obligations”: the collective reference to all obligations and liabilities of each Borrower in respect of the unpaid principal of and interest on (including interest and fees accruing after the maturity of the Loans and interest and fees accruing after (or that would accrue but for) the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Amount and all other obligations and liabilities of such Borrower to the Guaranteed Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Loans, the Letters of Credit, this Agreement, the other Loan Documents, Hedge Agreements or Bank Products Agreements entered into with any Bank Products Affiliate, Hedging Affiliate, Bank Products Provider or Hedging Provider, any Guarantee of Holdings or any of its Subsidiaries as to which any Guaranteed Party is a beneficiary (including any Management Guarantee entered into with any Management Credit Provider) or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, amounts payable in connection with any such Bank Products Agreement or a termination of any transaction entered into pursuant to any such Hedge Agreement, fees, indemnities, costs, expenses or otherwise (including all reasonable fees, expenses and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by such Borrower pursuant to the terms of the Credit Agreement or any other Loan Document). With respect to the Parent Guarantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof), all or a portion of the guarantee of the Parent Guarantor of the obligation (the “Excluded Borrower Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1 a(47) of the Commodity Exchange Act (or the analogous term or section in any amended or successor statute) is or becomes illegal, the Borrower Obligations guaranteed by the Parent Guarantor shall not include any such Excluded Borrower Obligation.
“CFTC”: the Commodity Futures Trading Commission or any successor to the Commodity Futures Trading Commission.
“Commodity Exchange Act”: the Commodity Exchange Act, as in effect from time to time, or any successor statute.
“Credit Agreement”: that certain Credit Agreement, dated as of June 30, 2021 (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of August 3, 2021, that certain Amendment No. 2 to Credit Agreement, dated as of November 23, 2021, that certain Amendment No. 3 to Credit Agreement, dated as of March 31, 2022, that certain Amendment No. 4 to Credit Agreement, dated as of May 13, 2022, that certain Amendment No. 5 to Credit Agreement, dated as of June 23, 2022, that certain Amendment No. 6 to Credit Agreement, dated as of May 3, 2023, that certain Amendment No. 7 to Credit Agreement, dated as of November 17, 2023, that certain Amendment No. 8 to Credit Agreement, dated as of April 16, 2024, that certain Amendment No. 9 to Credit Agreement, dated as of May 3, 2024 and as further amended, amended and restated, waived, supplemented or otherwise modified from time to time) among the Company, as the Parent Borrower, the Subsidiary Borrowers (as defined therein) from time to time party thereto, the several banks and other financial institutions from time to time parties thereto as Lenders and Issuing Lenders (as each such term is defined therein) and the Administrative Agent.
“Exchangeable Notes Indenture”: as defined in the recitals hereto.

“Excluded Borrower Obligation”: as defined in the definition of Borrower Obligations.
“First Lien Indenture”: as defined in the recitals hereto.
“First Lien Intercreditor Agreement”: as defined in the recitals hereto.
“Guaranteed Parties”: the collective reference to (i) the Administrative Agent, the Collateral Agent, (ii) the Lenders, and each of their respective successors and assigns and their permitted transferees and replacements thereof and (iii) the Non-Lender Guaranteed Parties.
“Hedging Affiliate”: any Person who has entered into a Hedging Agreement with any Loan Party with the obligations of such Loan Party thereunder being secured by one or more Loan Documents and (a) was a Lender or an Affiliate of a Lender at the time of entry into such Hedging Agreement or on or prior to the date hereof or (b) has been designated by the Parent Borrower in accordance with each applicable Security Document.

“Hedging Provider”: any Person (other than any Hedging Affiliate) that has entered into a Hedging Agreement with a Loan Party with the obligations of such Loan Party thereunder being secured by one or more Loan Documents, as designated by the Parent Borrower in accordance with each applicable Security Document.
“Holdings”: as defined in the preamble hereto.
“indemnified liabilities”: as defined in Section 5.4(b).
“Intercreditor Agreements”: as defined in the recitals hereto.
“judgment currency”: as defined in Section 5.16(b).
“Junior Lien Intercreditor Agreement”: as defined in the recitals hereto.
“Lender”: as defined in the Credit Agreement.
“Management Credit Provider”: any Person that is a beneficiary of a Management Guarantee, with the obligations of the applicable Loan Party thereunder being secured by one or more Loan Documents as designated by the Parent Borrower in accordance with each applicable Security Document.
“Non-Lender Guaranteed Parties”: the collective reference to all Bank Products Affiliates, Hedging Affiliates, Bank Products Providers, Hedging Providers and Management Credit Providers and all their respective successors and assigns, and their permitted transferees and indorsees.
“original currency”: as defined in Section 5.16(b).
“Parent Borrower”: the Company in its capacity as “Parent Borrower” under and as defined in the Credit Agreement.
“Parent Guarantor”: as defined in the preamble hereto.

1.2    Other Definitional Provisions. (a) The words “hereof’, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement, unless otherwise specified. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”.
(b)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2    GUARANTEE
2.1    Guarantee. (a) The Parent Guarantor hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the benefit of the Guaranteed Parties, the prompt and complete payment and performance by each Borrower, in each case, when due and payable (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations owed to the applicable Guaranteed Parties.

(b)    Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of the Parent Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount that can be guaranteed by the Parent Guarantor under applicable law, including applicable federal and state laws relating to the insolvency of debtors.
(c)    The Parent Guarantor agrees that the Borrower Obligations guaranteed by it hereunder may at any time and from time to time exceed the amount of the liability of the Parent Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Guaranteed Party.
(d)    The guarantee contained in this Section 2 shall remain in full force and effect until the earliest to occur of (i) the first date on which all the Loans, any Reimbursement Amounts and all other Borrower Obligations then due and owing shall have been satisfied by payment in full in cash, no Letter of Credit shall be outstanding (except for any Letter of Credit that has been cash collateralized, or otherwise provided for in a manner reasonably satisfactory to the applicable Issuing Lender) and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement, the Parent Borrower and the Subsidiary Borrowers may be free from any Borrower Obligations and (ii) the release and termination of each of the Parent Guarantor’s First Lien Notes Guarantee and the Exchangeable Notes Guarantee for any reason, in each case, at which time the guarantee contained in this Section 2 shall be automatically released and terminated without any further action from any Person.
(e)    No payment made by any Borrower, the Parent Guarantor, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Guaranteed Party from any Borrower, the Parent Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of any of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Parent Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by the Parent Guarantor in respect of the Borrower Obligations, or any payment received or collected from the Parent Guarantor in respect of any of the Borrower Obligations), remain liable for the Borrower Obligations of each Borrower guaranteed by it hereunder up to the maximum liability of the Parent Guarantor hereunder until the earliest to occur of (i) the first date on which all the Loans, any Reimbursement Amounts and all other Borrower Obligations then due and owing are paid in full in cash, no Letter of Credit shall be outstanding (except for any Letter of Credit that has been cash collateralized, or otherwise provided for in a manner reasonably satisfactory to the applicable Issuing Lender) and the Commitments are terminated and (ii) the release and termination of each of the Parent Guarantor’s First Lien Notes Guarantee and the Exchangeable Notes Guarantee for any reason, in each case, at which time the guarantee contained in this Section 2 shall be automatically released and terminated without any further action from any Person.
(f)    Right of Contribution. If the Parent Guarantor shall have paid more than its proportionate share (based, to the maximum extent permitted by law, on the respective Adjusted Net Worths of the Parent Guarantor and the Guarantors on the date the respective payment is made) of any payment made hereunder, the Parent Guarantor shall be entitled to seek and receive contribution from and against any Guarantor that has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of the Parent Guarantor to the Administrative Agent and the other Guaranteed Parties, and the Parent Guarantor shall remain liable to the Administrative Agent and the other Guaranteed Parties for the full amount guaranteed by the Parent Guarantor hereunder.
2.2    No Subrogation. Notwithstanding any payment made by the Parent Guarantor hereunder or any set-off or application of funds of the Parent Guarantor by the Administrative Agent or any other Guaranteed Party, the Parent Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any other Guaranteed Party against any Borrower or any Guarantor or any guarantee or right of offset held by the Administrative Agent or any other Guaranteed Party for the payment of the Borrower Obligations, nor shall the Parent Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any Guarantor in respect of payments made by the Parent Guarantor hereunder, until all amounts owing to the Administrative Agent and the other Guaranteed Parties by any Borrower on account of the Borrower Obligations are paid in full in cash, no Letter of Credit shall be outstanding (or shall not have been cash collateralized, or otherwise provided for in a manner reasonably satisfactory to the applicable Issuing Lender) and the Commitments are terminated. If any amount shall be paid to the Parent Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full in cash or any Letter of Credit shall be outstanding (and shall not have been cash collateralized, or otherwise provided for in a manner reasonably satisfactory to the applicable Issuing Lender) or any of the Commitments shall remain in effect, such amount shall be held by the Parent Guarantor in trust for the Administrative Agent and the other Guaranteed Parties, segregated from other funds of the Parent Guarantor, and shall, forthwith upon receipt by the Parent Guarantor, be turned over to the Administrative Agent in the exact form received by the Parent Guarantor (duly indorsed by the Parent Guarantor to the Administrative Agent, if required), to be held as collateral security for all of any Borrower Obligations (whether matured or unmatured) guaranteed by the Parent Guarantor and/or then or at any time thereafter may be applied against any Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
2.3    Amendments, etc. with Respect to the Borrower Obligations. To the maximum extent permitted by law, the Parent Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Parent Guarantor and without notice to or further assent by the Parent Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any other Guaranteed Party may be rescinded by the Administrative Agent or such other Guaranteed Party and any of the Borrower Obligations continued, and the Borrower

Obligations, or the liability of any other Person upon or for any part thereof, or any guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, waived, modified, accelerated, compromised, subordinated, waived, surrendered or released by the Administrative Agent or any other Guaranteed Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, waived, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or the applicable Lender(s), as the case may be) may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent or any other Guaranteed Party for the payment of any of the Borrower Obligations may be sold, exchanged, waived, surrendered or released.
2.4    Guarantee Absolute and Unconditional. The Parent Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any other Guaranteed Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; each of the Borrower Obligations, and any obligation contained therein, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between Parent Borrower, any Subsidiary Borrower, any Guarantor and the Parent Guarantor, on the one hand, and the Administrative Agent and the other Guaranteed Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. The Parent Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Parent Borrower, any Subsidiary Borrower or any Guarantor with respect to any of the Borrower Obligations. The Parent Guarantor understands and agrees, to the extent permitted by law, that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and not of collection. The Parent Guarantor hereby waives, to the maximum extent permitted by applicable law, any and all defenses (other than any claim alleging breach of a contractual provision of any of the Loan Documents) that it may have arising out of or in connection with any and all of the following: (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Guaranteed Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by Parent Borrower or any Subsidiary Borrower against the Administrative Agent or any other Guaranteed Party, (c) any change in the time, place, manner or place of payment, amendment, or waiver or increase in any of the Borrower Obligations, (d) [reserved], (e) any change in the structure or existence of Parent Borrower or any Subsidiary Borrower, (f) [reserved], (g) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Borrower Obligation or the rights of the Administrative Agent or any other Guaranteed Party with respect thereto, including: (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of any currency (other than Dollars) for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives Parent Borrower or any Subsidiary Borrower of any assets or their use, or of the ability to operate its business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement), or (h) any other circumstance whatsoever (other than payment in full in cash of the Borrower Obligations guaranteed by it hereunder) (with or without notice to or knowledge of Parent Borrower, any Subsidiary Borrower or the Parent Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of Parent Borrower or any Subsidiary Borrower for any Borrower Obligations, or of the Parent Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Parent Guarantor, the Administrative Agent and any other Guaranteed Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against Parent Borrower, any Subsidiary Borrower, the Parent Guarantor or any other Person or against any guarantee for the Borrower Obligations guaranteed by the Parent Guarantor hereunder or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Guaranteed Party to make any such demand, to pursue such other rights or remedies or to collect any payments from Parent Borrower, any Subsidiary Borrower, the Parent Guarantor or any other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of Parent Borrower, any Subsidiary Borrower, the Parent Guarantor or any other Person or any such guarantee or right of offset, shall not relieve the Parent Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Guaranteed Party against the Parent Guarantor. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.
2.5    Reinstatement. The guarantee of the Parent Guarantor contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations guaranteed by the Parent Guarantor hereunder is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Guaranteed Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Parent Borrower, any Subsidiary Borrower or the Parent Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Parent Borrower, any Subsidiary Borrower or the Parent Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.6    Payments. The Parent Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent, without set-off or counterclaim, in Dollars (or in the case of any amount required to be paid in any other currency pursuant to the requirements of the Credit Agreement or other agreement relating to the Borrower Obligations, such other currency), at the Administrative Agent’s office specified in Section 11.2 of the Credit Agreement or such other address as may be designated in writing by Administrative Agent to the Parent Guarantor from time to time in accordance with Section 11.2 of the Credit Agreement.
SECTION 3    REPRESENTATIONS AND WARRANTIES
3.1    Representations and Warranties of the Parent Guarantor. To induce the Administrative Agent to enter into this Agreement and to induce the Lenders to continue to make available the financial accommodations to the Borrowers under the Credit Agreement, the Parent Guarantor hereby represents and warrants to the Administrative Agent and each Lender that:

3.1.1    The Parent Guarantor (a) is duly organized, validly existing and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its incorporation or formation, except to the extent that the failure to be organized, existing and (to the extent applicable) in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a corporation, partnership or limited liability company and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and (to the extent applicable) in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.
3.1.2    The Parent Guarantor has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform this Agreement, and the Parent Guarantor has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Agreement. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of the Parent Guarantor in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except for (a) consents, authorizations, notices and filings which have been obtained or made prior to the date hereof and (b) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by the Parent Guarantor. This Agreement constitutes a legal, valid and binding obligation of the Parent Guarantor when executed and delivered will constitute a legal, valid and binding obligation of the Parent Guarantor, enforceable against the Parent Guarantor in accordance with its terms, in each case except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.1.3    The execution, delivery and performance of this Agreement by the Parent Guarantor will not violate any Requirement of Law in any respect that would reasonably be expected to have a Material Adverse Effect.
3.1.4    The Parent Guarantor is not in default under or with respect to any of its Contractual Obligations in any respect that would be reasonably expected to have a Material Adverse Effect.
SECTION 4    NON-LENDER GUARANTEED PARTIES
4.1    Certain Agreements with Respect to Administrative Agent and Lenders. Each Non-Lender Guaranteed Party, by its acceptance of the benefits of this Agreement, agrees that the Administrative Agent and the Lenders may deal with this Agreement, including, without limitation the exercise of any rights and remedies hereunder, and may release the Parent Guarantor from its guarantee hereunder, all without any liability or obligation to, or consent of, the Non-Lender Guaranteed Parties.

SECTION 5    MISCELLANEOUS
5.1    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Parent Guarantor and the Administrative Agent, provided that any provision of this Agreement imposing obligations on the Parent Guarantor may be waived by the Administrative Agent in a written instrument executed by the Administrative Agent. For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to any Intercreditor Agreement that would have the effect, directly or indirectly, through any reference herein to any Intercreditor Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying this Agreement, or any term or provision hereof, or any right or obligation of the Parent Guarantor hereunder or in respect hereof, shall not be given such effect, except pursuant to a written instrument executed by the Parent Guarantor and the Administrative Agent in accordance with this Section 5.1.
5.2    Notices. All notices, requests and demands to or upon the Administrative Agent or the Parent Guarantor hereunder shall be effected in the manner provided for in Section 11.2 of the Credit Agreement; provided that any such notice, request or demand to or upon the Parent Guarantor shall be addressed to the Parent Guarantor at its notice address set forth on Schedule 1, unless and until the Parent Guarantor shall change such address by notice to the Administrative Agent given in accordance with Section 11.2 of the Credit Agreement.
5.3    No Waiver by Course of Conduct; Cumulative Remedies. None of the Administrative Agent or any other Guaranteed Party shall by any act (except by a written instrument pursuant to Section 5.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Guaranteed Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Guaranteed Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or such other Guaranteed Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
5.4    Enforcement Expenses; Indemnification. (a) The Parent Guarantor agrees to pay or reimburse each Guaranteed Party and the Administrative Agent for all their respective reasonable costs and expenses incurred in collecting against the Parent Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement against the Parent Guarantor and any other Loan Documents to which the Parent Guarantor is a party, including the reasonable fees and disbursements of counsel to the Guaranteed Parties and the Administrative Agent.
(b)    The Parent Guarantor agrees to pay, and to save the Administrative Agent and the other Guaranteed Parties harmless from, (x) any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable in connection with any of the transactions contemplated by this Agreement and (y) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement (collectively, the “indemnified liabilities”), in each case to the extent the Parent Borrower would be required to do so pursuant to Section

11.5 of the Credit Agreement, and in any event excluding any taxes or other indemnified liabilities arising from gross negligence or willful misconduct of the Administrative Agent or any other Guaranteed Party.
(c)    The agreements in this Section 5.4 shall survive repayment of the Borrower Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.
5.5    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parent Guarantor, the Administrative Agent and the other Guaranteed Parties and their respective successors and assigns permitted by the Credit Agreement; provided that the Parent Guarantor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent, except as permitted hereby or by the Credit Agreement.
5.6    Set-Off. The Parent Guarantor hereby irrevocably authorizes each of the Administrative Agent and each other Guaranteed Party at any time and from time to time without notice to the Parent Guarantor or the Parent Borrower, any such notice being expressly waived by the Parent Guarantor and the Parent Borrower, as applicable, to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default under Section 9.1(a) of the Credit Agreement, so long as any amount remains unpaid after it becomes due and payable by the Parent Guarantor hereunder, to set off and appropriate and apply against any such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such other Guaranteed Party to or for the credit or the account of the Parent Guarantor, or any part thereof in such amounts as the Administrative Agent or such other Guaranteed Party may elect. The Administrative Agent and each other Guaranteed Party shall notify the Parent Guarantor promptly of any such set-off and the application made by the Administrative Agent or such other Guaranteed Party of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each other Guaranteed Party under this Section 5.6 are in addition to other rights and remedies (including other rights of set-off) that the Administrative Agent or such other Guaranteed Party may have.
5.7    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or electronic transmission (e.g., “pdf’ or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by us, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
5.8    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
5.9    Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
5.10    Integration. This Agreement, the Intercreditor Agreements and the other Loan Documents represent the entire agreement of the Parent Guarantor, the Administrative Agent and the other Guaranteed Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Parent Guarantor, the Administrative Agent or any other Guaranteed Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
5.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
5.12    Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the address specified in Section 5.2 or at such other address of which the Administrative Agent (in the case of any other party hereto) or the Parent Borrower (in the case of the Administrative Agent) shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.12 any consequential or punitive damages.

5.13    Acknowledgments. The Parent Guarantor hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and any other Loan Documents to which it is a party;
(b)    none of the Administrative Agent or any other Guaranteed Party has any fiduciary relationship with or duty to the Parent Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Parent Guarantor, on the one hand, and the Administrative Agent and the other Guaranteed Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Guaranteed Parties or among the Parent Guarantor and the Guaranteed Parties.
5.14    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
5.15    Releases. At such earlier time as (i) the Loans, the Reimbursement Amounts and the other Borrower Obligations (other than any Borrower Obligations owing to a Non-Lender Guaranteed Party) then due and owing shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (except for any Letter of Credit that has been cash collateralized, or otherwise provided for in a manner reasonably satisfactory to the applicable Issuing Lender) or (ii) each of the Parent Guarantor’s First Lien Notes Guarantee and the Exchangeable Notes Guarantee are released and terminated for any reason, in either case, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and the Parent Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party.
5.16    Judgment. (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.
(b)    The obligations of the Parent Guarantor in respect of this Agreement to the Administrative Agent, for the benefit of the Guaranteed Parties, shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which the sum originally due to such Guaranteed Party is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the judgment currency, the Administrative Agent may, in accordance with normal banking procedures, purchase the original currency with the judgment currency; if the amount of the original currency so purchased is less than the sum originally due to such holder in the original currency, the Parent Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent for the benefit of such Guaranteed Party against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to the Administrative Agent, the Administrative Agent agrees to remit to the Parent Borrower such excess. This covenant shall survive the termination of this Agreement and payment of the Borrower Obligations and all other amounts payable hereunder.

[Remainder of page left blank intentionally; Signature pages follow.]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

HERTZ GLOBAL HOLDINGS, INC., as Parent Guarantor
By:	/s/ Mark E. Johnson
Name: Mark E. Johnson
Title: Senior Vice President and Treasurer

[Signature Page to Guarantee Agreement]

Acknowledged and Agreed to as
of the date hereof by:

BARCLAYS BANK PLC, as Administrative Agent
By:	/s/ Charlene Saldanha
Name: Charlene Saldanha
Title: Vice President

[Signature Page to Guarantee Agreement]

SCHEDULE 1
NOTICE ADDRESSES OF GUARANTORS
c/o The Hertz Corporation
8501 Williams Road
Estero, Florida 33928
Attention: Katherine Lee Martin and Adrian Nasr
with copies to (that will
not constitute notice):
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Richard D. Truesdell and Pedro J. Bermeo
Telephone: (212) 450-4674 and (212) 450-4091

CK Amarillo LP
c/o Certares Management LLC
350 Madison Avenue, 8th Floor
New York, NY 10017
Attention: Thomas LaMacchia, Managing Director and General Counsel
Email: [*]
And
CK Amarillo LP
c/o Knighthead Capital Management, LLC
280 Park Avenue, 22nd Floor
New York, NY 10017
Attention: Michael Friedberg
Email: [*]